Exhibit 10.1

EXECUTION VERSION

SEPARATION AND  NON-COMPETITION AGREEMENT AND FULL AND FINAL
RELEASE OF CLAIMS

This Separation and Non-Competition Agreement and Full and Final Release of Claims (“Agreement”) is entered into by and between Patrick J. Sullivan (“you”) and Berkshire Bank (the “Bank”) on July 24, 2013 (the “Effective Date”).  For purposes of this Agreement, the term “Bank” shall also include the Bank’s successors, and all of their respective parent companies, subsidiaries, affiliates, officers, directors, employees and agents.

WHEREAS, Patrick J. Sullivan, the Executive Vice President, Commercial Banking, Wealth Management, and Insurance of Berkshire Hills Bancorp, Inc. and the Bank, informed the Bank of his intention to resign his employment on July 24, 2013 and that he is willing to remain employed with the Bank through July 26, 2013; and

WHEREAS, Mr. Sullivan wishes to receive the consideration and benefits described in Section 2 of this Agreement, to which he would not be otherwise entitled, and in exchange for that consideration and benefits he has chosen to sign this Agreement; and

WHEREAS, Mr. Sullivan acknowledges that the execution of this Agreement is knowing and voluntary and that he has had a reasonable period of time in which to consider whether to sign this Agreement; and

WHEREAS, it is in the best interest of the Bank to obtain Mr. Sullivan’s agreement to not compete with the Bank and to not solicit the Bank’s employees or clients and to not disparage the Bank, or the employees and directors of the Bank; and

WHEREAS, to avoid potential litigation, it is also in the best interest of the Bank to enter into this Agreement in order to receive Mr. Sullivan’s release of any and all claims against the Bank.

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration described herein, the parties agree as follows:

1.             Consulting Services.  You agree to make yourself available to provide consulting services as are reasonably requested by the Bank.  Such consulting services shall not exceed twenty (20) hours per month and may be provided by telephone or by e-mail.  You agree to devote such time and attention to your duties hereunder in a professional and competent manner and to use your best efforts to perform the consulting services to the Bank pursuant to this Agreement.  You are not hereby granted nor will you have any authority, apparent or otherwise, to bind or commit the Bank.

2.             Cash Separation Payments and Benefits in Exchange for the Consulting, Non-Competition, Non-Solicitation, Non-Disparagement and Release Provisions in this Agreement.  Upon your timely execution of this Agreement and in exchange for your full compliance with this Agreement and in honoring the commitments undertaken herein, and after the expiration of the 7-day revocation period explained in Section 11 of this Agreement, the Bank agrees to:

(a) Pay you $750,000, with $400,000 payable in August 2013, and $20,588 payable in monthly installments with the first payment commencing in August 2013 and the last payment occurring in December 2014; and

(b) Provide you with group health and dental insurance coverage, at no expense to you, substantially comparable, as reasonably available, to the coverage maintained by Berkshire Bank for you prior to your termination, except to the extent such coverage may be changed in its application to all Berkshire Bank employees and then the coverage provided to you shall be commensurate with such changed coverage.  Such coverage shall commence on July 27, 2013 and end on July 31, 2016.  This insurance coverage will run concurrently with the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”).  Notwithstanding the foregoing, if applicable law (including, but not limited to, laws prohibiting discrimination in favor of highly compensated employees), or, if participation by you is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Bank to penalties, then the Bank shall pay you a cash lump sum payment reasonably estimated to be equal to the value of such health and dental benefits, with such payment to be made by lump sum within thirty (30) business days after the date that the Company determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.

You acknowledge and agree that you will not be eligible for any additional compensation after the Effective Date, including but not limited to compensation under the Bank’s (i) Executive’s Incentive Plan, (ii) Long-Term Incentive Plan, (iii) unused vacation time, and (iv) all non-vested equity awards will be forfeited.  You understand that, in order to be eligible for the payments described in this Section 2, you must be in full compliance with the terms of this Agreement, including but not limited to the obligations in Sections 8 and 9 of this Agreement.

3.             Tax Liability:  You understand that the Bank shall issue an IRS Form 1099-Misc. for the payment specified in Section 2 of this Agreement.

4.             Release of Claims.

(a)           In exchange for the payments and benefits described above in Section 2, you hereby release, waive, and forever discharge the Bank from any and all claims of any kind whatsoever, whether known or unknown at this time, arising out of or connected with, your employment with the Bank and the termination of your employment, including, but not limited to, the Severance Agreement, dated as of December 21, 2010, entered into by and among the Company, Berkshire Bank and you, the Three Year Change in Control Agreement, dated as of December 21, 2010, entered into by and among the Company, Berkshire Bank and you, the Settlement Agreement, dated as of December 21, 2010, entered into by and among the Company, Legacy Bancorp, Inc., Legacy Banks and you, all matters in law, in equity, in contract (oral or written, express or implied) or in tort, or arising under any employee benefit plan, or pursuant to statute, including but not limited to any claim of any types of discrimination under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, and any other federal, state, or local law, rule, regulation, executive order or guideline from the beginning of time through the date of this Agreement, excepting only:

(i)            This Agreement shall not apply to rights or claims that may arise after the date of this Agreement; nor shall any provision of this Agreement be interpreted to waive, release, or extinguish any rights that — by express and unequivocal terms of law — may not under any circumstances be waived, released, or extinguished.

(ii)           This Agreement shall not apply to your (i) vested benefits under any tax-qualified plan (e.g., 401(k) Plan), (ii) vested stock options granted under any equity incentive plan of the Bank, (iii) claims for benefits under any retirement or other similar employee pension plan within the meaning of ERISA.

(iii)          This Agreement shall not apply to any indemnification rights you may have under applicable corporate law, the articles of incorporation, charter or bylaws of the Bank, or as an insured under any director’s and officer’s liability insurance policy now or previously in force.

5.             Affirmations:

(a)           You understand that you do not have any right or claim to any continued or future employment with the Bank.

(b)           You represent and warrant that there are no pending claims, lawsuits, charges, grievances, or causes of action of any kind that you have brought against the Bank and that, to the best of your knowledge, you possess no such claims or, to the extent that you have any claims or disputes, you agree that they are released as part of this Agreement.  This Agreement does not prohibit you from filing a charge with or participating in an investigation conducted by the EEOC or any other governmental body, however, in view of the consideration provided under this Agreement, you hereby waive any and all rights to recover damages under, or by virtue of, any such investigation or proceeding.

6.             Return of Materials.  You will promptly return to the Bank all equipment, documents and other materials in your possession that are the property of the Bank, whether created by you or by others, and including the originals and all copies thereof, whether electronic, paper or any other form.

7.             Confidentiality.  You acknowledge that you have had access to trade secrets and other confidential information regarding the Bank and their businesses that are unique and irreplaceable and that the use of such trade secrets and other confidential information by a competitor, or certain other persons, would cause irreparable harm to the Bank.  Accordingly, you will not disclose or use to the detriment of the Bank any such trade secrets or other confidential information.  Confidential information includes any information, whether or not reduced to written or other tangible form, which (i) is not generally known to the public or within the industry; (ii) has been treated by the Bank as confidential or proprietary; and (iii) is of competitive advantage to the Bank.

8.             Non-Disparagement.  You covenant that, except to the extent required by law, you will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on the Bank or any of its employees, officers or directors, or that denigrates, disparages or results in detriment to the Bank.  The Bank’s executive management covenants that, except to the extent required by law, the executive management will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on you.  This section does not prohibit any truthful statement made to any government agency in the context of an official investigation.

9.             Non-Solicitation/Non-Compete.  You hereby covenant and agree that, from July 26, 2013 through December 31, 2014, you shall not, without the written consent of the Bank, either directly or indirectly:

(a)           solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any firm, corporation, entity or enterprise that competes with the business of the Bank, or any of their direct or indirect subsidiaries or affiliates; or

(b)           solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank or its affiliates to terminate an existing business or commercial relationship with the Bank or its affiliates or transfer some or all of such customer’s business or relationships with the Bank or its affiliates; provided further, that it is expressly understood and acknowledged that this paragraph shall not prevent any customer of the Bank or its affiliates to voluntarily elect to transfer its business or relationships to you so long as you have not in any way solicited, provided any information, advised, recommended or taken any action to encourage such customer to take such action; or

(c)           become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity owner or stockholder, partner or trustee of any savings association, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other financial services entity or business that (i) competes with the business of Berkshire Hills Bancorp, Inc., the Bank or its affiliates; and (ii) has headquarters or offices within sixty (60) miles of Pittsfield, Massachusetts.

10.          Acceptance of Agreement.

(a)           You acknowledge that you have been advised by the Bank that you have at least 45 calendar days from the date you receive this Agreement (the “Acceptance Period”) to consider whether or not to accept this Agreement and seek counsel to advise you about signing this Agreement.  Any modifications or changes to this Agreement agreed upon by you, the Bank will not restart or affect your 45 day review period.  This Agreement will not become effective or enforceable until the cancellation period described in Section 11 below has expired without you cancelling this Agreement.

(b)           You acknowledge that, before signing this Agreement, you were advised by the Bank to consult with an attorney.  You agree that you had an adequate opportunity to review this Agreement with persons of your choice, including your attorney, that you fully understand the terms of this Agreement, and that you have signed it knowingly and voluntarily.

(c)           You acknowledge that, by signing this Agreement and not cancelling it, you waive any claim that you have or might have accrued, prior to the date of your signing this Agreement, against the Bank under the Age Discrimination in Employment Act.

11.          Cancellation of Agreement.   You have the right to cancel this Agreement at any time within the seven (7) day period immediately following your acceptance of the Agreement.  If you decide to cancel this Agreement, you must do so by mailing notice of cancellation, by certified mail, return receipt requested, postmarked within the seven (7) day cancellation period to Linda Johnston, Executive Vice President, Human Resources, Berkshire Bank, P.O. Box 1308, Pittsfield, MA 01202-1308. This Agreement will not be effective until the 8th day after you sign and do not cancel this Agreement.

12.          No Admission of Liability.  This Agreement is not an admission by the Bank of any liability to you.

13.          Governing Law and Jurisdiction.  This Agreement shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provision.

14.          Savings Clause.  If any provision of this Agreement is determined to be void or unenforceable, the remaining provisions of this Agreement will remain in full force and effect.

15.          Entire Agreement.  This Agreement represents the entire understanding of both you and the Bank with respect to the subject matter hereof and supersedes all prior understandings, written, or oral.

16.          Counterparts. This Agreement may be signed in counterparts, and all of the counterpart copies shall be treated as a single agreement.

17.          Assignment; Modification of Agreement.  This Agreement will inure to the benefit of the Bank and any successors and assigns.  You may not assign your rights, duties or obligations under this Agreement.  None of the terms of this Agreement may be changed or modified except in a writing signed by both you and the Bank. Any such agreed upon change or modification to this Agreement will not restart or otherwise affect the original 45 calendar day consideration period referred to in Section 11 above.

18.          Required Regulatory Provision.  This agreement and any separation payment or insurance benefit hereunder shall be subject to the requirements of Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k) and the FDIC’s Golden Parachute Regulation, 12 C.F.R. Part 359.

19.          Clawback Policy.  Notwithstanding anything to the contrary herein, the Bank or its successors shall retain the legal right to demand the return of any payments made hereunder as required by the Bank’s federal or state regulator.  You further agree that the non-competition, non-solicitation and non-disparagement obligations set forth in this Agreement are material terms of the Agreement, and that the Bank would not have entered into this Agreement without your agreement to them, and that breach of any of these obligations would cause the Bank irreparable injury.  If the Bank establishes a breach of any of these obligations, you agree that the Bank shall be entitled to recover from you, at the Bank’s option, the full amount paid to you under this Agreement, including amounts paid prior to such breach, as liquidated damages or actual damages, but not both types of damages, as well as reasonable attorney’s fees and costs incurred to enforce this Agreement.

20.          Cooperation.  You agree that, upon reasonable request, you will cooperate with the Bank and any of its officers, directors, agents, employees, attorneys and advisors in the Bank’s investigation of, preparation for, and prosecution or defense of any matter(s) brought by or against the Bank or any of its officers or directors, including without limitation litigation concerning: (a) facts or circumstances about which you have any actual or alleged knowledge or expertise that was obtained during your employment with the Bank or (b) any of your acts or omissions, real or alleged, of your employment with the Bank.  You agree that, upon reasonable notice, you will appear and provide full and truthful testimony in proceedings associated with the above referenced matters, provided that the Bank shall reimburse you for all reasonable travel expenses associated with the giving of testimony and shall work with you as reasonably practicable to schedule the activities contemplated by this Section 20 so as not to unreasonably interfere with your other commitments.

21.          Successors and Assigns.

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

PLEASE INDICATE YOUR ACCEPTANCE OF THIS AGREEMENT BY SIGNING THE FOLLOWING PAGE.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

EMPLOYEE

/s/ Patrick J. Sullivan
Patrick J. Sullivan

BERKSHIRE BANK

By:	/s/ Linda Johnston
Duly Authorized Officer